UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Select Medical Holdings Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This Amendment No. 1 (this “Amendment”) to the Definitive Proxy Statement on Schedule 14A filed by Select Medical Holdings Corporation (the “Company”) with the U.S. Securities and Exchange Commission (“SEC”) on March 15, 2024 (the “Original Filing”) amends the disclosure provided in response to the question “Who can vote?” as set forth on page 1 of the Original Filing, which incorrectly stated the amount of shares of Company common stock outstanding and eligible to vote. As of February 29, 2024, the Company had 128,357,832 shares of common stock outstanding and eligible to vote.

This Amendment to the Original Filing also amends the disclosure provided in the response to the question “How are votes counted?” as set forth on page 2 of the Original Filing and paragraph 4 of the Company’s Statement in Opposition to Proposal 6 as set forth on page 60 of the Original Filing, which both mischaracterized the effect of broker non-votes. Broker non-votes will have the same effect as negative votes with regard to Proposal 5 and will have no effect on any other proposal.

AMENDMENT TO PROXY STATEMENT

The disclosure provided as the response to the question “Who can vote?” as set forth on page 1 of the Original Filing, is amended and restated in its entirety to read as follows:

“Who can vote? Stockholders as of the close of business on February 29, 2024 are entitled to vote. On that day, 128,357,832 shares of common stock were outstanding and eligible to vote, and there were 133 registered holders. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of Select Medical Holdings Corporation, 4714 Gettysburg Road, Mechanicsburg, Pennsylvania beginning April 15, 2024. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.”

The disclosure provided as the response to the question “How are votes counted?” as set forth on page 2 of the Original Filing, is amended and restated in its entirety to read as follows:

“How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented at the Annual Meeting online or by proxy. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. With respect to Proposal 1, because directors are elected by a majority vote, meaning the votes validly cast for such nominee’s election exceeds the votes validly cast against such nominee’s election in such election, in uncontested elections, abstentions and broker non-votes will not be counted as a vote cast either for or against such director’s election. Because Proposals 2, 3, 4 and 6 require for approval the affirmative vote of a majority of the shares present online or represented by proxy at the Annual Meeting and entitled to vote any abstentions will have the effect of votes against and any broker non-votes will not have any effect on these proposals. Because Proposal 5 requires for approval the affirmative vote of the holders of not less than 66⅔% of the then outstanding shares entitled to vote generally in the election of Directors, abstentions and broker non-votes will have the same effect as negative votes with regard to Proposal 5.”

Paragraph 4 of the Company’s Statement in Opposition to Proposal 6 as set forth on page 60 of the Original Filing, is amended and restated in its entirety to read as follows:

“Additionally, our Bylaws provide that on all other matters to be voted on by our stockholders, the affirmative vote of the majority of shares represented in person or by proxy at any meeting at which a quorum is present is required for the transaction of any business at a meeting of stockholders. This includes, for example, significant decisions such as the appointment of auditors and approval of “say-on-pay” and “say-on-pay advisory” votes. Thus, abstentions are counted as votes against these proposals, creating a higher threshold requirement for such matters to be approved. This higher threshold for approval ensures that these key decisions are made with the support of a larger proportion of our stockholders, thereby enhancing the collective influence of our stockholders in shaping the Company’s direction. The proposal would actually make these matters easier for the Company to obtain approval.”